Exhibit 99.1

For Immediate Release

Regis Corporation Announces the Closing of a New Five-Year, $260 Million Unsecured Revolving Credit Facility and Redemption of the Company’s 5.5% High-Yield Notes

MINNEAPOLIS, March 29, 2018 — Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, announced today that it has closed on a new unsecured $260 million, five-year revolving credit facility that expires in March 2023. The new revolver replaces the Company’s previous $200 million, unsecured, five-year credit facility that was due to expire in June 2018. Bank of America and KeyBanc are the Joint Lead Arrangers and Joint Bookrunners of this new facility.

The Company also announced that it has exercised its right to redeem its $123 million, 5.5% high-yield notes due December 2019. The Company noted that it intends to retire the notes with $36 million from cash on hand and $90 million of borrowing under the new revolving credit facility.

Andrew Lacko, Executive Vice President and CFO stated, “These transactions represent an important step in the Company’s operational and strategic turnaround. The replacement of the current credit facility with an upsized revolver, in conjunction with the retirement of the Sr. Term Notes, ensures the Company will have access to sufficient long-term liquidity levels while maintaining optimum balance sheet flexibility to support its on-going transformation.”

About Regis Corporation

Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of December 31, 2017, the Company owned, franchised or held ownership interests in 8,883 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts®, SmartStyle®, MasterCuts®, Regis Salons®, Sassoon®, Cost Cutters®, Roosters® and First Choice Haircutters®. Regis maintains an ownership interest in Empire Education Group in the U.S. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

CONTACT: REGIS CORPORATION:

Paul Dunn, VP, Finance and Investor Relations, 952-947-7915